FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES ANNOUNCES 2013 SECOND QUARTER RESULTS
$68 Million in New Contract Awards as of July 31st, 50% Higher than Same Period of 2012;
Expects a Solid Year for New Business

Edgewood, NY - August 8, 2013 - CPI Aerostructures Inc. ("CPI Aero®") (NYSE MKT: CVU) today announced financial results for the 2013 second quarter and six months ended June 30, 2103.

Second Quarter 2013 vs. 2012
•	Revenue was $21,110,452 compared to $20,854,627;
•	Gross margin was 20.1% compared to 27.7%;
•	Pre-tax income was $2,584,276 compared to $4,024,019; and,
•	Net income was $1,784,276 or $0.21 per diluted share, compared to $2,696,019 or $0.36 per diluted share.

First Half 2013 vs. 2012
•	Revenue was $41,037,885 compared to $40,575,722;
•	Gross margin was 21.1% compared to 26.5%;
•	Pre-tax income was to $5,005,551 compared to $6,734,338; and,
•	Net income was $3,455,551or $0.41 per diluted share compared to $4,615,338 or $0.63 per diluted share.

* Diluted earnings per share for 2013 second quarter and six month periods were calculated on 16% and 18% more shares outstanding, respectively, than in the prior year periods due to the Company’s 1.2 million share public offering completed in July 2012.

Edward J. Fred, CPI Aero’s President & CEO, stated, “2013 second quarter and first half results were in line with our expectations.  Our revenue for both reporting periods slightly increased, as compared to the same periods of 2012;  however, as we previously reported, we expect our revenue for the full year to decline from 2012’s full year revenue.”

Mr. Fred continued, “For the 2013 first half, the slight increase in our total revenue was due to higher revenue from government and commercial subcontracts, offset by a decrease in revenue from prime government contracts.  Specifically:

-
Revenue generated from government subcontracts increased by 9.2% to approximately $27.6 million, due to $5 million higher revenue from the A-10 program, $2 million higher revenue from our program with UTC Aerospace, offset by a $6 million decrease from the E-2D program.

-	Revenue generated from commercial subcontracts increased by 12% to approximately $13.1 million, primarily due to increased production rates on the G650 program.

-	As anticipated, revenue generated from prime government contracts substantially decreased to approximately $0.3 million, as we have transitioned away from being a government prime contractor.”

Mr. Fred added, “Our 2013 first half gross margin was affected by adjustments to our long-term programs with Spirit, Northrop Grumman and Boeing, as well as our C-5 TOP program as follows:

-	The adjustment for the Spirit program is the result of price reductions given as part of the agreement to increase the program value and extend its life until 2019.

-	The Northrop Grumman adjustment is a reserve against anticipated price reductions that may be necessary upon completion of a government price analysis.

-	Boeing adjustment is due to negotiations for engineering changes.

-	The adjustment for the C-5 TOP program was the result of excess time and work required on wing tip panels.

“Due to these reductions and adjustments, we currently expect our gross margin for the 2013 full year to be within the range of 23% to 24%, lower than our projected range of 25% to 27%.  We intend to compensate for this shortfall by continued reductions in selling, general and administrative expenses which should allow us to achieve the net income target we projected for 2013.”

Mr. Fred noted, “Our 2013 second quarter and first half selling, general and administrative (SG&A) expenses as a percent of revenue decreased to 7.1% and 8.2%, respectively, as compared to 7.5% and 9.0% in the same periods of 2012, respectively.  The decrease for both periods was mainly due to lower accrued officers’ bonus and accounting, legal and other consulting fees, slightly offset by increased salaries due to higher headcount.”

Mr. Fred added, “Lower gross margins, although slightly offset by lower SG&A expenses, resulted in a decrease in net income for the 2013 second quarter and first half, as compared to the same periods of  2012. Our 2013 first half operating cash flow, although negative, improved significantly in the second quarter as compared to the first quarter of 2013 and was in line with expectations.  We had negative cash flow from operations of approximately $7.35 million in the first quarter of the year and negative cash flow from operations of only approximately $285,000 in the second quarter.  We expect continued improvement in cash flow in the third and fourth quarters of the year which should result in positive cash flow from operations of approximately $3 million for 2013 full year, as we had projected at the end of 2012.  Our cash flow is expected to improve due to the completion of our contract negotiations with Boeing.”

Mr. Fred added, “Our total backlog at June 30, 2013 increased by $20.0 million to $411.9 million as compared to $391.9 million at December 31, 2012.  This increase was attributable to a $35.7 million increase in backlog on commercial programs, offset by a $15.7 million decrease in backlog for military programs.  Funded backlog increased to $74.8 million, at June 30, 2013 from $52.3 million at December 31, 2012, which was the result of a $26.0 million increase in funded backlog on commercial programs, offset by a $3.5 million decrease in funded backlog for military programs.”

Discussing new contract awards, Mr. Fred noted, “Even with the federal budget sequester, we have recently seen acceleration in new order releases for military aircraft, as our customers have received more definite information regarding certain key defense programs.   In that regard, in July, we received a $47 million long-term agreement from Sikorsky for the production of the BLACK HAWK fuel panels, a program for which CPI Aero has provided assembly labor since 2010.  We expect this program to transition into full production during the third quarter of 2013.  Including this new order, new contract awards as of July 31st , from all customers were approximately $68 million, as compared to approximately $45 million in new contract awards for the same period in 2012.  We expect additional contracts to be released before 2013 year-end and to have a solid year for new business from both the military and commercial segments.”

Mr. Fred added, “As previously announced, for 2013 we continue to expect:

•	Revenue and earnings to be lower than 2012 and more similar to those of 2011.

•	Commercial programs to generate a larger percentage of our overall revenue as compared to 2012.

•	Product shipments to be greater than in 2012, or any other year, as many of our programs have transitioned from development to production.

•
Increased shipments, combined with less spending for startup costs associated with new contracts and a decline in non-recurring expenses on our maturing programs, to result in positive cash flow from operations of approximately $3 million.”

Mr. Fred concluded, “Over the last several years, we have taken steps to further diversify our business and we have focused our new business efforts on larger and more complex contract awards, especially for commercial programs, including contracts for large commercial aircraft parts.  We expect several of these contracts to be awarded to us in the coming months and we believe that we are well positioned to resume our growth in 2014.”

Conference Call
CPI Aero’s President and CEO, Edward J. Fred, and CFO, Vincent Palazzolo, will host a conference call today, Thursday, August 8, 2013 at 10:00 am ET to discuss third quarter results as well as recent corporate developments. After opening remarks, there will be a question and answer period.  Interested parties may participate in the call by dialing (201) 493-6739.  Please call in 10 minutes before the scheduled time and ask for the CPI Aero call.  The conference call will also be broadcast live over the Internet.  To listen to the live call, please go to www.cpiaero.com and click on the “Investor Relations” section, then click on “Event Calendar”.  Please access the website 15 minutes prior to the call to download and install any necessary audio software.  The conference call will be archived and can be accessed for approximately 90 days.  We suggest listeners use Microsoft Explorer as their browser.

About CPI Aero
CPI Aero is a U.S. manufacturer of structural aircraft parts for fixed wing aircraft and helicopters in both the commercial and defense markets.  Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers.  CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force.   In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services.  Among the key programs that CPI Aero supplies are the E-2D Advanced Hawkeye surveillance aircraft, the A-10 Thunderbolt attack jet, the Gulfstream G650, the UH-60 BLACK HAWK helicopter, the S-92® helicopter, the MH-60S mine countermeasure helicopter, AH-1Z ZULU attack helicopter, the HondaJet-Advanced Light Jet, the  MH-53 and CH-53 variant helicopters, the C-5A Galaxy cargo jet, the E-3 Sentry AWACS jet, the Embraer Phenom 300 light business jet and the New Cessna Citation X.  CPI Aero is included in the Russell MicroCap® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2012 and Form 10-Q for the quarter ended March 31, 2013.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc.

Contact:
Vincent Palazzolo	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
CPI Aero	Lena Cati
(631) 586-5200	(212) 836-9611
www.cpiaero.com	www.theequitygroup.com

(See Accompanying Tables)

CPI AEROSTRUCTURES, INC.
CONDENSED STATEMENTS OF INCOME

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Revenue	$21,110,452	$20,854,627	$41,037,885	$40,575,722
Cost of sales	16,874,205	15,085,983	32,361,068	29,842,692

Gross profit	4,236,247	5,768,644	8,676,817	10,733,030
Selling, general and administrative expenses	1,496,272	1,570,231	3,374,195	3,675,112
Income from operations	2,739,975	4,198,413	5,302,622	7,057,918
Interest expense	155,699	174,394	297,071	323,580
Income before provision for income taxes	2,584,276	4,024,019	5,005,551	6,734,338

Provision for income taxes	800,000	1,328,000	1,550,000	2,119,000

Net income	1,784,276	2,696,019	3,455,551	4,615,338

Other comprehensive income (loss), net of tax
Change in unrealized gain (loss)- interest rate swap	13,679	(7,058)	17,390	(32,336)

Comprehensive income	$1,797,955	$2,688,961	$3,472,941	$4,583,002

Income per common share – basic	$0.21	$0.37	$0.41	$0.65

Income per common share – diluted	$0.21	$0.36	$0.41	$0.63
Shares used in computing income per common share:
Basic	8,391,954	7,222,554	8,384,844	7,087,732
Diluted	8,456,156	7,414,273	8,452,064	7,280,294

CPI AEROSTRUCTURES, INC.
CONDENSED BALANCE SHEETS

	March 31,	December 31,
	2013	2012
	(Unaudited)	(Audited)
ASSETS
Current Assets:
Cash	$447,377	$2,709,803
Accounts receivable, net	11,218,297	6,774,346
Costs and estimated earnings in excess of billings on uncompleted
Contracts	111,303,474	108,909,844
Deferred income taxes	526,000	534,000
Prepaid expenses and other current assets	567,970	426,063

Total current assets	124,063,118	119,354,056

Plant and equipment, net	3,116,922	2,907,476
Deferred income taxes	1,002,000	1,001,000
Other assets	108,080	1,620,984
Total Assets	$128,290,120	$124,883,516

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$7,444,132	$13,286,558
Accrued expenses	291,457	943,356
Billings in excess of costs and estimated earnings on uncompleted contracts	420,561	656,853
Current portion of long-term debt	1,069,710	1,100,564
Line of credit	29,950,000	23,450,000
Income tax payable	354,530	106,000
Deferred income taxes	100,000	102,000
Total current liabilities	39,630,390	39,645,331

Long-term debt, net of current portion	2,684,135	3,209,873
Deferred income taxes	852,000	867,000
Other liabilities	569,417	567,113

Total Liabilities	43,735,942	44,289,317

Shareholders’ Equity:
Common stock - $.001 par value; authorized 50,000,000 shares, issued 8,391,954 and 8,371,439 shares, respectively, and
outstanding 8,391,954 and 8,371,439 shares, respectively	8,392	8,371
Additional paid-in capital	50,267,690	49,780,673
Retained earnings	34,301,533	30,845,982
Accumulated other comprehensive loss	(23,437)	(40,827)

Total Shareholders’ Equity	84,554,178	80,594,199
Total Liabilities and Shareholders’ Equity	$128,290,120	$124,883,516